Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES NAMES STEVE RUBIN

PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHARLOTTE, NC, September 4, 2014 – Horizon Lines, Inc. (OTCQB: HRZL), one of the nation’s leading domestic ocean shipping companies, today announced that the Board of Directors has elected Interim President and Chief Executive Officer Steven L. Rubin to serve as President and Chief Executive Officer on a non-interim basis effective September 1, 2014. Mr. Rubin was appointed to Horizon Lines’ Board of Directors in November 2011 and continues to serve as a Director of the company.

“Throughout this interim period, Steve’s experience and skills as a seasoned transportation executive have made the transition seamless,” said David N. Weinstein, Chairman of the Board. “Steve brings a tremendous amount of energy to the role, and his focus on safety, reliability and world class service makes him the perfect steward of our strong transportation legacy. We look forward to his continued leadership.”

“I am honored to have the opportunity to serve as President and CEO of Horizon Lines. I’ve had the unique opportunity to spend the past two months actively engaging with Horizon Lines’ associates, customers and management team,” said Mr. Rubin. “I want to thank the Board and my fellow employees for their confidence and support. I am excited to lead the Horizon Lines team as we continue to provide our customers with the excellent service they have come to expect from our company.”

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

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